Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IKENA ONCOLOGY, INC.

IKENA ONCOLOGY, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.

The name of the Corporation is Ikena Oncology, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 2, 2016 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was Kyn Therapeutics Inc. The Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 30, 2021 (the Fifth Amended and Restated Certificate of Incorporation, as so amended, the “Certificate of Incorporation”).

2.	This Certificate of Amendment hereby amends Article IV of the Certificate of Incorporation by adding the following paragraphs after the first paragraph of Article IV, as follows:

“Effective as of 8:45 a.m. (Eastern Time) on July 25, 2025 (such time, the “Effective Time”), a one-for-twelve reverse stock split of the shares of Common Stock, pursuant to which every twelve shares of the Common Stock issued and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock from and after the Effective Time, without any action on the part of the Corporation or the respective stockholders thereof (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares, if upon aggregating all of the shares of Common Stock held by a record holder immediately following the Reverse Stock Split such holder would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, the Corporation shall pay in cash (without interest) to each such holder an amount equal to the product of such resulting fractional interest in one share of Common Stock multiplied by the closing trading price on The Nasdaq Global Market LLC of a share of Common Stock on the last trading day immediately prior to the date on which the Effective Time occurs (with such price proportionately adjusted to give effect to the Reverse Stock Split).

Each stock certificate or book entry share that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry share have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each stockholder of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

3.	The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 211 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of this 25th day of July, 2025.

IKENA ONCOLOGY, INC.

By:	/s/ Mark Manfredi
Name: Mark Manfredi, Ph.D.
Title: President and Chief Executive Officer